Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President and CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc

Reports Results for the Third Quarter of 2008

November 3, 2008, Glen Allen, Virginia. First Capital Bancorp, Inc (the “Company”) (Nasdaq symbol: FCVA), the bank holding company for First Capital Bank (the “Bank”), today reported third quarter and nine month earnings.

Nationwide, concerns over asset quality, precipitated by issues related to declining real estate activity and general economic conditions, continued to increase in the banking industry during the third quarter. The impact of these concerns is reflected in the economic markets in which the Company operates, principally through slowing real estate activity. Residential acquisition and development lending and builder/construction lending have been significantly scaled back as housing activity across our markets has declined. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential real estate, and adjust the allowance for loan losses accordingly.

First Capital Bancorp, Inc. announced today, due primarily to a significant increase in the allowance for loan losses, a net loss of $463 thousand or $.16 per diluted share for the three months ending September 30, 2008, compared to net income of $501 thousand for the same period in 2007. Earnings for the first nine months of 2008 totaled $338 thousand or $.11 per share which is a 72% decrease from $1.2 million or $.53 per diluted share for the same period in 2007.

First Capital Bank President and CEO Bob Watts noted, “While these are clearly some of the most challenging times our industry has dealt with in decades, we’re well capitalized and to date have experienced uniquely strong asset quality and operate in a market with a proven history of stability. At quarter end, the non-performing assets of the Bank are represented by two 30-day past due loans totaling $112 thousand and $2.1 million in nonaccrual loans which are predominantly secured by residential real estate. However, the current economy has put stress on the banking industry and we feel we have to react with caution and will continue to be cautious until the economy strengthens and increase our reserve levels in light of the uncertainty in the market.”

As a result, the Company significantly increased its provision for loan losses by $1.4 million for the three months ended September 30, 2008 compared to $186 thousand for the same period in 2007. The provision for loan losses totals $2.0 million for the first nine months of 2008 compared to $438 thousand for the same period last year. The allowance for loan losses increased to 1.25 % of total loans as of September 30, 2008 as compared to .93% at the end of June, 2008 and .88% at the end of the same period last year.

Mr. Watts also noted, “While the Bank has only incurred year-to-date net charge-offs of $129 thousand and non-performing assets totaled $2.2 million or .52% percent of assets at the end of the quarter, the growth in our loan portfolio and the current economic conditions dictate extreme caution, and we feel that it is appropriate to increase the underlying reserve calculation levels.”

Total assets at September 30, 2008 were $419.6 million, up $67.8 million, or 19.3%, from total assets at December 31, 2007 and up $108.6 million, or 34.9%, from the same period in 2007. Total loans increased $95.8 million to $347.7 million, up 38.0% from the same period in 2007. Deposits grew at a greater level than loans with an increased $99.0 million to $322.9 million, up 44.2% from the same period in 2007. Federal Home Loan Bank advances increased $15 million to $50.0 million, up 42.9% from the same period in 2007. The Company’s capital position remains strong as Stockholders Equity increased $3.4 million, up 10.8% from June 30, 2007 as earnings over the last twelve months totaled $867 thousand and the Company exercised an over-allotment in July 2007, increasing net worth by $2.1 million. At September 30, 2008, the Company exceeded all regulatory capital requirements, with total Risk Based Capital 12.84% and Tier 1 capital of 11.08%.

Net interest income increased 20.9% to $8.4 million from $6.9 million for the nine months ended September 30, 2007. This increase in net interest income is attributable to the 38.0% growth of the loan portfolio from $251.9 million at September 30, 2007 to $347.7 million at September 30, 2008, offset by the effects of drastic reductions in the prime lending rate. The Federal Reserve Bank dropped the federal funds target rate and the associated rate of interest 300 basis points late in 2007 and the first quarter of 2008. An additional 25 basis point drop occurred in the second quarter of 2008 resulting in a decrease of 325 basis points for the last twelve months. At September 30, 2008, approximately 39.5% of the Bank’s loan portfolio is tied to this key rate. Although the vast majority of our time deposits are set to reprice in the next six months and will continue to lower funding costs, this rapid reduction in rates put pressure on our net interest margin during the first and second quarter. The net interest margin for the third quarter of 2008 was 2.87%, a decline from 3.73% in the third quarter of 2007. For the nine months ended September, 2008, the net interest margin was 2.99% down from 3.49% for the first nine months of 2007.

Noninterest expense increased $433 thousand or 23.2% for the three months ended September 30, 2008 as compared to the same period in 2007 and $1.2 million or 22.7% for the nine months ended September 30, 2008. The majority of the increase is attributable to the expanded branch franchise and the key additions to the lending team. Consequently, the largest increases in noninterest expense occurred in salaries and employee benefits of $118 thousand for the three months ended September 30, 2008 and $440 thousand for the nine months ended September 30, 2008 as compared to the comparable periods in 2007.

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County. The Company recently relocated the Innsbrook Branch to a free standing location in WestMark. The Company will also relocate our Forest Office Park branch to a free standing location at 7100 Three Chopt Road in the City of Richmond in the months ahead.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:

	September 30, 2008	December 31, 2007

Total assets	$419,645	$351,867
Loans, net	347,672	294,234
Deposits	322,864	255,108
Borrowings	60,211	58,519
Stockholders’ equity	34,663	34,859
Book value per share	$11.67	$11.73
Total shares outstanding	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses to loans	1.25%	0.84%
Nonperforming assets to assets	0.52%	0.01%

Selected Operating Data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income	$6,103	$5,279	$17,996	$14,604
Interest expense	3,269	2,631	9,624	7,677

Net interest income	2,834	2,648	8,372	6,927
Provision for loan losses	1,407	186	2,042	438
Noninterest income	184	175	555	531
Noninterest expense	2,300	1,867	6,333	5,160

Income (loss) before income tax	(689)	770	552	1,860
Income tax (benefit) expense	(226)	269	214	647

Net (loss) income	$(463)	$501	$338	$1,213

Income per share
Basic	$(0.16)	$0.17	$0.11	$0.54

Diluted	$(0.16)	$0.17	$0.11	$0.53

Selected Performance Ratios:
Return on average assets	-0.45%	0.69%	0.12%	0.59%
Return on average equity	-5.22%	5.93%	1.28%	8.38%
Net interest margin	2.87%	3.73%	2.99%	3.49%
Efficiency	76.2%	66.1%	69.18%	69.18%
Equity to assets	8.26%	10.99%	8.26%	10.99%

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